SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                             FORM 15

Certification and Notice of Termination of Registration under
Section 12(g) of the Securities and Exchange Act of 1934 or
Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                 Commission File Number:  0-5374

                       Varlen Corporation
     (Exact name of registrant as specified in its charter)

 55 Shuman Boulevard, Naperville, IL 60566-7089, (630) 420-0400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       Common Stock, $.10 par value
    (Title of each class of securities covered by this Form)

                                N/A
 (Titles of all other classes of securities for which a duty to File reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


          Rule 12g-       [X]         Rule 12h-      [   ]
          4(a)(1)(i)                  3(b)(1)(ii)

          Rule 12g-       [   ]       Rule 12h-      [   ]
          4(a)(1)(ii)                 3(b)(1)(ii)

          Rule 12g-       [   ]       Rule 12h-      [   ]
          4(a)(2)(i)                  3(b)(2)(i)

          Rule 12g-       [   ]       Rule 12h-      [   ]
          4(a)(2)(ii)                 3(b)(2)(ii)

                                      Rule 15d-6     [   ]

     Approximate number of holders of record as of the certification
or notice date:      1

     Pursuant to the requirements of the Securities Exchange Act of 1934, Varlen Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: August 16, 1999                BY:   /s/ Vicki L. Casmere
                                     Name:   Vicki L. Casmere
                                     Title:   Vice President, General
                                              Counsel & Secretary